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                                                                   Exhibit 10.46



                              EMPLOYMENT AGREEMENT

         This Employment Agreement (the "Agreement") is made this 29th day of September, 1997 (the "Effective Date") by and between QuadraMed Corporation, a Delaware corporation ("QuadraMed" or the "Employer"), and Steven D. McCoy, an individual resident of California (the "Employee").

         WHEREAS, concurrently with the execution and delivery of this Agreement, the Employer is acquiring from the Employee and certain other stockholders of Healthcare Revenue Management, Inc. (the "Company") in excess of ninety percent (90%) of the issued shares of stock of the Company pursuant to that certain Acquisition Agreement and Plan of Merger dated September 24, 1997 by and among QuadraMed, HRM Acquisition Corporation, the Company, the Employee and certain other stockholders of the Company (the "Merger Agreement").

         WHEREAS, the Employer desires the Employee's employment with the Employer, and the Employee wishes to accept such employment, upon the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, the parties, intending to be legally bound, agree as follows:

         1. Definitions. For the purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.

             1.1. "Agreement" shall mean this Employment Agreement, including Exhibit "A" attached hereto and incorporated herein by this reference, as amended from time to time.

             1.2. "Basic Compensation" shall mean Salary and Benefits.

             1.3. "Benefits" shall be as defined in Section 3.1(b).

             1.4. "Board of Directors" shall mean the board of directors of the Employer.

             1.5. "Confidential Information" shall mean any and all:

                  (a) trade secrets concerning the business and affairs of the Employer, product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies, systems, structures and architectures (and related formulae, compositions, processes, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information, and any other information, however documented, that is a trade secret within the meaning of applicable law;
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                  (b) information concerning the business and affairs of the
Employer (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel and personnel training and techniques and materials), however documented; and

                  (c) notes, analysis, compilations, studies, summaries and other material prepared by or for the Employer containing or based, in whole or in part, on any information included in the foregoing.

             1.6. "disability" shall be as defined in Section 6.2

             1.7. "Effective Date" shall mean the date stated in the first paragraph of the Agreement.

             1.8. "Employee Invention" shall mean any idea, invention, technique, modification, process or improvement (whether patentable or not), any industrial design (whether registerable or not), any mask work, however fixed or encoded, that is suitable to be fixed, embedded or programmed in a semiconductor product (whether recordable or not), and any work of authorship (whether or not copyright protection may be obtained for it) created, conceived or developed by the Employee, either solely or in conjunction with others, during the Employment Period, or a period that includes a portion of the Employment Period, that relates in any way to, or is useful in any manner in, the business then being conducted or proposed to be conducted by the Employer, and any such item created by the Employee, either solely or in conjunction with others, following termination of the Employee's employment with the Employer, that is based upon or uses Confidential Information.

             1.9. "Employment Period" shall mean the term of the Employee's employment under this Agreement.

             1.10. "Fiscal Year" shall mean the Employer's fiscal year, as it exists on the Effective Date or as changed from time to time.

             1.11. "for cause" shall be as defined in Section 6.3.

             1.12. "person" shall mean any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization or governmental body.

             1.13. "Post-Employment Period" shall be as defined in Section 8.2.

             1.14. "Proprietary Items" shall be as defined in Section
7.2(a)(iv).

             1.15. "Salary" shall be as defined in Section 3.1(a).

      2.     Employment Terms and Duties.
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             2.1. Employment. The Employer hereby employs the Employee, and the
Employee hereby accepts employment by the Employer, upon the terms and conditions set forth in this Agreement.

             2.2. Term. Subject to the provisions of Section 6, the term of the Employee's employment under this Agreement will be two (2) years, beginning on the Effective Date and ending on the second (2nd) anniversary of the Effective Date.

             2.3. Duties. The Employee will have such duties as are assigned or delegated to the Employee by the Board of Directors or the Chief Executive Officer, President or Chief Operating Officer of the Employer, and will initially serve as a Senior Vice President of the Employer. The Employee will devote his or her entire business time, attention, skill and energy exclusively to the business of the Employer, will use his or her best efforts to promote the success of the Employer's business and will cooperate fully with the Board of Directors and the Employer's executive officers in the advancement of the best interests of the Employer. Nothing in this Section 2.3, however, will prevent the Employee from engaging in additional activities in connection with personal investments and community affairs that are not inconsistent with the Employee's duties under this Agreement.

      3.     Compensation.

             3.1. Basic Compensation.

                  (a) Salary. The Employee will be paid an annual salary of One Hundred Seventy-Five Thousand Dollars ($175,000), subject to adjustment as provided below (the "Salary"), which will be payable in equal periodic installments according to the Employer's customary payroll practices, but no less frequently than monthly. The Salary will not be adjusted for a period of two (2) years from the Effective Date. If the Employee's employment with the Employer is continued following the second (2nd) anniversary of the Effective Date, the Salary will be reviewed by the Board of Directors or the Chief Executive Officer, President or Chief Operating Officer of the Employer not less frequently than annually, and may be adjusted upward or downward in the sole discretion of the Board of Directors or the Chief Executive Officer, President or Chief Operating Officer of the Employer.

                  (b) Bonus. Upon execution of this Agreement by both parties, the Employee shall be entitled to receive from the Employer a one time, lump sum bonus payment of Thirty Thousand Dollars ($30,000) in consideration of the Employee's continued employment with the Employer.

                  (c) Withholdings. The Employer will deduct and withhold, from the Salary and the Bonus payable to the Employee under Sections 3.1(a) and
3.1(b) above, any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Employer under applicable statute or regulation.
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                  (d) Benefits. The Employee will, during the Employment Period, be permitted to participate in such pension, profit sharing, bonus, life insurance, hospitalization, major medical and other employee benefit plans of the Employer that may be in effect from time to time, to the extent the Employee is eligible under the terms of those plans (collectively, the "Benefits").

      4. Facilities and Expenses. The Employer will furnish the Employee office space, equipment, supplies and such other facilities and personnel as the Employer deems necessary or appropriate for the performance of the Employee's duties under this Agreement. The Employer will pay the Employee's dues in such professional societies and organizations as the Chairman of the Board, Chief Executive Officer, President or Chief Operating Officer of the Employer deems appropriate, and will pay on behalf of the Employee (or reimburse the Employee for) reasonable expenses incurred by the Employee at the request of, or on behalf of, the Employer in the performance of the Employee's duties pursuant to this Agreement, and in accordance with the Employer's employment policies. The Employee must file expense reports with respect to such expenses in accordance with the Employer's policies.

      5. Vacations and Holidays. The Employee will be entitled to four (4) weeks paid vacation each Fiscal Year in accordance with the vacation policies of the Employer in effect for its officers from time to time. Vacation must be taken by the Employee at such time or times as approved by the Chairman of the Board, Chief Executive Officer, President or Chief Operating Officer of the Employer. The Employee will also be entitled to the paid holidays set forth in the Employer's policies.

      6.     Termination.

             6.1. Events of Termination. The Employment Period, the Employee's Basic Compensation and any and all other rights of the Employee under this Agreement or otherwise as an employee of the Employer will terminate (except as otherwise provided in this Section 6):

                  (a) upon the death of the Employee;

                  (b) upon the disability of the Employee (as defined in Section 6.2) immediately upon notice from either party to the other;

                  (c) upon termination by the Employer, without cause or for cause (as defined in Section 6.3), immediately upon notice from the Employer to the Employee, or at such later time as such notice may specify.

             6.2. Definition of Disability. For purposes of Section 6.1, the Employee will be deemed to have a "disability" if, he or she is disabled as defined in the Employer's disability insurance policy applicable to the Employee.
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             6.3. Definition of "for cause". For purposes of Section 6.1, the phrase "for cause" means: (a) the Employee's breach of this Agreement; (b) the Employee's negligence in attention to material affairs of the Employer or failure to adhere to any written Employer policy if the Employee has been given a reasonable opportunity to comply with such policy or cure his or her negligence or failure to comply; (c) the appropriation (or attempted appropriation) of a material business opportunity of the Employer, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Employer; (d) the misappropriation (or attempted misappropriation) of any of the Employer's funds or property; (e) the Employee's commission of any crime or an act of dishonesty, fraud or moral turpitude or knowingly making false or misleading statements in connection with his or her employment; or (f) the conviction of, the indictment for (or its procedural equivalent) or the entering of a guilty plea or plea of no contest with respect to, a felony, the equivalent thereof, or any other crime with respect to which imprisonment is a possible punishment.

             6.4. Termination Pay. Effective upon the termination of this Agreement, the Employer will be obligated to pay the Employee (or, in the event of his or her death, his or her designated beneficiary as defined below) only such compensation as is provided in this Section 6.4, and in lieu of all other amounts and in settlement and complete release of all claims the Employee may have against the Employer. For purposes of this Section 6.4, the Employee's designated beneficiary will be such individual beneficiary or trust, located at such address, as the Employee may designate by notice to the Employer from time to time or, if the Employee fails to give notice to the Employer of such a beneficiary, the Employee's estate. Notwithstanding the preceding sentence, the Employer will have no duty, in any circumstances, to attempt to open an estate on behalf of the Employee, to determine whether any beneficiary designated by the Employee is alive or to ascertain the address of any such beneficiary, to determine the existence of any trust, to determine whether any person or entity purporting to act as the Employee's personal representative (or the trustee of a trust established by the Employee) is duly authorized to act in that capacity, or to locate or attempt to locate any beneficiary, personal representative or trustee.

                  (a) Termination by the Employer Without Cause. During the first (1st) year of this Agreement, if the Employer terminates this Agreement without cause, the Employer will pay the Employee the Employee's salary through the first anniversary of the Effective Date and for four (4) consecutive calendar months thereafter. During the second (2nd) year of this Agreement, if the Employer terminates this Agreement without cause, the Employer will pay the Employee the Employee's Salary for the remainder, if any, of the calendar month in which such termination is effective and for four (4) consecutive calendar months thereafter. Notwithstanding the preceding sentence, if the Employee obtains other employment prior to the end of the period in which compensation is being paid pursuant to this Section 6.4(a), he or she must promptly give notice thereof to the Employer, and the Salary payments under this Agreement for any period after the Employee obtains other employment will be reduced by the amount of the cash compensation received and to be received by the Employee from the Employee's other employment for services performed during such period. All payments pursuant to this Section 6.4(a) will be payable in equal periodic installments
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according to Employer's customary payroll practices, but no less frequently than monthly. For purposes of this Section 6.4(a), termination by the Employer without cause shall include a termination of the Employee's employment at his initiative following the occurrence, without the Employee's prior written consent, of one or more of the following events: (i) a reduction in the Employee's Salary; (ii) a material diminution in the Employee's duties or the assignment to the Employee of duties which are materially inconsistent with the Employee's duties or which materially impair the Employee's ability to function in his or her then-current position; or (iii) a relocation of the Employee's principal place of employment by more than forty-five (45) miles.

                  (b) Termination by the Employer for Cause. If the Employer terminates this Agreement for cause, the Employee will be entitled to receive his or her Salary only through the date such termination is effective.

                  (c) Termination upon Disability. If this Agreement is terminated by either party as a result of the Employee's disability, as determined under Section 6.2, the Employer will pay the Employee his or her Salary for the lesser of (i) four (4) consecutive calendar months or (ii) the period until disability insurance benefits commence under the disability insurance coverage furnished by the Employer to the Employee.

                  (d) Termination upon Death. If this Agreement is terminated because of the Employee's death, the Employee will be entitled to receive his or her Salary through the end of the calendar month in which his or her death occurs.

                  (e) Benefits. The Employee's accrual of, or participation in plans providing for, the Benefits will cease at the effective date of the termination of this Agreement, and the Employee will be entitled to accrued Benefits pursuant to such plans only as provided in such plans.

      7.     Non-Disclosure Covenant; Employee Inventions.

             7.1. Acknowledgments by the Employee. The Employee acknowledges that (a) during the Employment Period and as a part of his or her employment, the Employee will be afforded access to Confidential Information; (b) public disclosure of such Confidential Information could have an adverse effect on the Employer and its business; (c) because the Employee possesses substantial technical expertise and skill with respect to the Employer's business, the Employer desires to obtain exclusive ownership of each Employee Invention, and the Employer will be at a substantial competitive disadvantage if it fails to acquire exclusive ownership of each Employee Invention; (d) the Employer has required that the Employee make the covenants in this Section 7 as a condition to its acquisition of the Employee's stock in the Company; and (e) the provisions of this Section 7 are reasonable and necessary to prevent the improper use or disclosure of Confidential Information and to provide the Employer with exclusive ownership of all Employee Inventions.

             7.2. Agreements of the Employee. In consideration of the compensation and
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benefits to be paid or provided to the Employee by the Employer under this
Agreement, the Employee covenants as follows:

                  (a)  Confidentiality.

                       (i) During and following the Employment Period, the Employee will hold in confidence the Confidential Information and will not disclose it to any person except with the specific prior written consent of the Employer or except as otherwise expressly permitted by the terms of this Agreement.

                       (ii) Any trade secrets of the Employer will be entitled to all of the protections and benefits under any applicable law. If any information that the Employer deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Agreement, such information will, nevertheless, be considered Confidential Information for purposes of this Agreement. The Employee hereby waives any requirement that the Employer submit proof of the economic value of any trade secret or post a bond or other security.

                       (iii) None of the foregoing obligations and restrictions applies to any part of the Confidential Information that the Employee demonstrates was or became generally available to the public other than as a result of a disclosure by the Employee.

                       (iv) The Employee will not remove from the Employer's premises (except to the extent such removal is for purposes of the performance of the Employee's duties at home or while traveling, or except as otherwise specifically authorized by the Employer) any document, record, notebook, plan, model, component, device or computer software or code, whether embodied in a disk or in any other form (collectively, the "Proprietary Items"). The Employee recognizes that, as between the Employer and the Employee, all of the Proprietary Items, whether or not developed by the Employee, are the exclusive property of the Employer. Upon termination of this Agreement by either party, or upon the request of the Employer during the Employment Period, the Employee will return to the Employer all of the Proprietary Items in the Employee's possession or subject to the Employee's control, and the Employee shall not retain any copies, abstracts, sketches or other physical embodiment of any of the Proprietary Items.

                  (b) Employee Inventions. Each Employee Invention will belong exclusively to the Employer. The Employee acknowledges that all Employee Inventions are works made for hire and the property of the Employer, including any copyrights, patents or other intellectual property rights pertaining thereto. If it is determined that any such works are not works made for hire, the Employee hereby assigns to the Employer all of the Employee's right, title and interest, including all rights of copyright, patent and other intellectual property rights, to or in such Employee Inventions. The Employee covenants that he or she will promptly:

                       (i)   disclose to the Employer in writing any Employee
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Invention;

                       (ii) assign to the Employer or to a party designated by the Employer, at the Employer's request and without additional compensation, all of the Employee's right to the Employee Invention for the United States and all foreign jurisdictions;

                       (iii) execute and deliver to the Employer such applications, assignments and other documents as the Employer may request in order to apply for and obtain patents or other registrations with respect to any Employee Invention in the United States and any foreign jurisdictions;

                       (iv) sign all other papers necessary to carry out the above obligations; and

                       (v) give testimony and render any other assistance in support of the Employer's rights to any Employee Invention.

No assignment of this Agreement shall extend to Employee Inventions, the assignment of which is prohibited by California Labor Code Section 2870, a copy of which is attached hereto as Exhibit "A" and incorporated herein by this reference.

             7.3. Disputes or Controversies. The Employee recognizes that should a dispute or controversy arising from or relating to this Agreement be submitted for adjudication to any court, arbitration panel or other third party, the preservation of the secrecy of Confidential Information may be jeopardized. All pleadings, documents, testimony and records relating to any such adjudication will be maintained in secrecy and will be available for inspection by the Employer, the Employee and their respective attorneys and experts, who will agree, in advance and in writing, to receive and maintain all such information in secrecy, except as may be limited by them in writing.

      8.     Non-Competition and Non-Interference.

             8.1. Acknowledgments by the Employee. The Employee acknowledges that: (a) the services to be performed by him or her under this Agreement are of a special, unique, unusual, extraordinary and intellectual character; (b) the Employer's business is national in scope and its products are marketed throughout the United States; (c) the Employer competes with other businesses that are or could be located in any part of the United States; (d) the Employer has required that the Employee make the covenants set forth in this Section 8 as a condition to the its acquisition of the Employee's stock in the Company; and
(e) the provisions of this Section 8 are reasonable and necessary to protect the Employer's business.

             8.2. Covenants of the Employee. In consideration of the acknowledgments by the Employee, and in consideration of the compensation and benefits to be paid or provided to the Employee by the Employer, the Employee covenants that he or she will not, directly or indirectly:
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                  (a) during the Employment Period, except in the course of his or her employment hereunder, engage or invest in, own, manage, operate, finance, control or participate in the ownership, management, operation, financing or control of, be employed by, associated with or in any manner connected with, lend the Employee's name or any similar name to or lend Employee's credit to or render services or advice to, any business whose products or activities compete in whole or in part with the products or activities of the Employer anywhere within the United States; provided, however, that the Employee may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934, as amended;

                  (b) whether for the Employee's own account or for the account of any other person, at any time during the Employment Period and the Post-Employment Period, solicit business of the same or similar type being carried on by the Employer, from any customer, client, vendor or other business source of the Employer, whether or not the Employee had personal contact with such person during and by reason of the Employee's employment with the Employer;

                  (c) whether for the Employee's own account or the account of any other person (i) at any time during the Employment Period and the Post-Employment Period, solicit, employ or otherwise engage as an employee, independent contractor or otherwise, any person who is or was an employee of the Employer at any time during the Employment Period or in any manner induce or attempt to induce any employee of the Employer to terminate his or her employment with the Employer or (ii) at any time during the Employment Period and for two (2) years thereafter, interfere with the Employer's relationship with any person, including any person who at any time during the Employment Period was an employee, contractor, supplier or customer of the Employer; or

                  (d) at any time during or after the Employment Period, disparage the Employer or any of its stockholders, directors, officers, employees or agents. For purposes of this Section 8.2, the term "Post-Employment Period" means the two (2) year period beginning on the date of termination of the Employee's employment with the Employer. If any covenant in this Section 8.2 is held to be unreasonable, arbitrary or against public policy, such covenant will be considered to be divisible with respect to scope, time and geographic area, and such lesser scope, time or geographic area, or all of them, as a court of competent jurisdiction may determine to be reasonable, not arbitrary, and not against public policy, will be effective, binding, and enforceable against the Employee. The period of time applicable to any covenant in this Section 8.2 will be extended by the duration of any violation by the Employee of such covenant. The Employee will, while the covenant under this Section 8.2 is in effect, give notice to the Employer, within ten (10) days after accepting any other employment, of the identity of the Employee's employer. The Employer may notify such employer that the Employee is bound by this Agreement and, at the Employer's election, furnish such employer with a copy of this Agreement or relevant portions thereof.
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      9.     General Provisions.

             9.1. Injunctive Relief and Additional Remedy. The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement (including any provision of Sections 7 and 8) would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy. Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement, and the Employer will not be obligated to post bond or other security in seeking such relief. Without limiting the Employer's rights under this Section 9 or any other remedies of the Employer, if the Employee breaches any of the provisions of
Section 7 or 8, the Employer will have the right to cease making any payments otherwise due to the Employee under this Agreement.

             9.2. Covenants of Sections 7 and 8 are Essential and Independent Covenants. The covenants by the Employee in Sections 7 and 8 are essential elements of this Agreement, and without the Employee's agreement to comply with such covenants, the Employer would not have acquired the Employee's stock under the Merger Agreement and the Employer would not have entered into this Agreement or employed or continued the employment of the Employee. The Employer and the Employee have independently consulted their respective counsel and have been advised in all respects concerning the reasonableness and propriety of such covenants, with specific regard to the nature of the business conducted by the Employer. The Employee's covenants in Sections 7 and 8 are independent covenants and the existence of any claim by the Employee against the Employer under this Agreement or otherwise will not excuse the Employee's breach of any covenant in
Section 7 or 8. If the Employee's employment hereunder expires or is terminated, this Agreement will continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Employee in Sections 7 and 8.

             9.3. Representations and Warranties by the Employee. The Employee represents and warrants to the Employer that the execution and delivery by the Employee of this Agreement do not, and the performance by the Employee of the Employee's obligations hereunder will not, with or without the giving of notice or the passage of time, or both: (a) violate any judgment, writ, injunction or order of any court, arbitrator or governmental agency applicable to the Employee; or (b) conflict with, result in the breach of any provisions of or the termination of or constitute a default under, any agreement to which the Employee is a party or by which the Employee is or may be bound.

             9.4. Obligations Contingent on Performance. The obligations of the Employer hereunder, including its obligation to pay the compensation provided for herein, are contingent upon the Employee's performance of the Employee's obligations hereunder.

             9.5. Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by either party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party,
(b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.

             9.6. Binding Effect; Delegation of Duties Prohibited. This Agreement shall inure to the benefit of, and shall be binding upon, the parties hereto and their respective successors, assigns, heirs and legal representatives, including any entity with which the Employer may merge or consolidate or to which all or substantially all of its assets may be transferred. The duties and covenants of the Employee under this Agreement, being personal, may not be delegated.

             9.7. Notices. All notices, consents, waivers and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to Employer:             QuadraMed Corporation
                            80 East Sir Francis Drake Boulevard, Suite 2A
                            Larkspur, California 94939
                            Attention: James D. Durham
                            Facsimile: (415) 461-3953

With a required copy to:    Zevnik Horton Guibord & McGovern, L.L.P.
                            101 West Broadway, 17th Floor
                            San Diego, California 92101
                            Attention: Steven G. Rowles, Esq.
                            Facsimile: (619) 515-9629

If to the Employee:         Healthcare Revenue Management, Inc.
                            301 Mission Street, 5th Floor
                            San Francisco, California 94105
                            Attention: Steven D. McCoy
                            Facsimile: (415) 227-4677

With a required copy to:    Foley McIntosh & Foley

                            3675 Mt. Diablo Boulevard, Suite 250
                            Lafayette, California 94549
                            Attention: Jay Richard Strauss
                            Facsimile: (510) 284-3029

             9.8. Entire Agreement; Amendments. This Agreement, the Merger Agreement and the documents executed in connection with the Merger Agreement contain the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties hereto.

             9.9. Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to conflicts of laws principles.

             9.10. Jurisdiction. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement may be brought against either of the parties in the courts of the State of California, County of Marin, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on either party anywhere in the world.

             9.11. Section Headings, Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding section or sections of this Agreement unless otherwise specified. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

             9.12. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

             9.13. Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which when fully-executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document. Each signatory below represents and warrants by his or her signature that he or she is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

             9.14. Resolution of Disputes. Any controversy arising out of this Agreement or breach thereof shall be settled by arbitration in San Francisco, California, in accordance with the rules of the American Arbitration Association, and judgment entered upon the award rendered by arbitrator may be enforced by appropriate judicial action pursuant to the California Code of Civil Procedure. The arbitration panel shall consist of one (1) member, which shall be a person agreed to by each party to dispute within thirty (30) days following notice by one party that desires the matter to be arbitrated. If the parties are unable within such thirty (30) day period to agree upon an arbitrator, than the panel shall be one (1) arbitrator selected by the San Francisco office of the American Arbitration Association, which arbitrator shall be experienced in commercial law and acquisition transactions and knowledgeable with respect to the subject matter of the dispute. The losing party shall bear any fees and expenses of the arbitrator, other tribunal fees and expense and reasonable attorneys fees of both parties, and the cost of such witness and other reasonable costs or expenses incurred by him or the prevailing party. The arbitrator shall render a decision within thirty (30) days following the close of presentation by the parties to their cases and any rebuttal. The parties shall agree within thirty (30) days following the selection of the arbitrator to any pre-hearing procedures or further procedures necessary for the arbitration to proceed, including, interrogatories or other discovery, provided, in any event, each party shall be entitled to discovery in accordance with California Code of Civil Procedures Section 1283.05.


                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date above first written above.

                                 QUADRAMED CORPORATION


                                 By:/s/ James D. Durham
                                        James D. Durham, Chief Executive Officer



                                 /s/ Steven D. McCoy

                    [SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]

                                   EXHIBIT "A"

                       CALIFORNIA LABOR CODE SECTION 2870

         Section 2870. Application of provision providing that employee will assign or offer to assign rights in invention to employer.

         (a) Any provision in an employment agreement which provides that an employee will assign, or offer to assign, any of his or her rights in an invention to his or her employer will not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

              (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer.

              (2) Result from any work performed by the employee for his employer.

         (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.